Exhibit 99.1

B2 Digital Reports Unaudited Financial Highlights for Nine Months Ended December 31, 2021

MMA Event Revenues up nearly 600%, Ticket Sales up over 750%, Gym Memberships up nearly 200%

TAMPA, FL, January 6, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to provide current and prospective shareholders with the Company’s unaudited financial performance data for the Nine Months ended December 31, 2021.

Please note that data presented below represent unaudited provisional numbers that are subject to change in future financial reporting.

Unaudited Financial Performance Highlights for the Nine Months Ended December 31, 2021

•	Total Consolidated Revenues of $1.85 million, up 272% year over year from last year’s $476 thousand
•	Live Event Segment: Total Revenues up 593% year over year
•	Live Event Segment: Pay per view revenues up 355% year over year
•	Live Event Segment: Gate ticket sales up 768% year over year
•	Live Event Segment: Sponsorship revenues up 490% year over year
•	One More Gym Segment: Total Revenues of $1.07 million, up 178% on year-over-year basis
•	One More Gym Segment: Membership Dues and Subscriptions up 184% year over year

Greg P. Bell, CEO of B2Digital, commented, “We have seen enormous and accelerating growth in basically every major metric related to our performance in both the Event and Gym segments. We continue to drive that growth through both organic execution and strategic activity. We are focused on additional acquisition-based expansion in 2022 as well as further capitalizing on sponsorship revenue potential as the B2 Fighting Series brand expands across the U.S. market and matures into a household name in the combat sports marketplace.”

Management looks forward to continued growth in average per-event revenues and notes that 2022 is slated to feature more events across more states and at bigger venues than 2021 for the B2 Fighting Series.

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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